Exhibit 99.1

Bill Hagerty to Join RenaissanceRe Board of Directors

PEMBROKE, Bermuda -- February 23, 2015 -- RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that W. James (“Jim”) MacGinnitie, 76, who has served as a member of the Board since 2000, will retire as a Director, and that William F. (“Bill”) Hagerty IV, 55, will join the Board, each to occur in conjunction with the Company’s Annual General Meeting of Shareholders in May 2015.  Mr. Hagerty’s election is subject to the approval of the Company’s shareholders at the Annual Meeting.  Mr. Hagerty served as Tennessee’s Commissioner of Economic and Community Development and as a member of the Governor’s Cabinet until retiring from these positions in January 2015 to rejoin Hagerty, Peterson & Company, LLC, a private equity investment firm at which he had previously served as a Founder and Managing Director since 1996.

Kevin J. O’Donnell, Chief Executive Officer, said, “It is a fitting time in RenaissanceRe’s strategic evolution to celebrate Jim MacGinnitie’s invaluable service to our company.   As past non-Executive Chair of our Board of Directors and throughout his tenure on our board, Jim has been a valued adviser on key industry and business issues.  Jim has my thanks and appreciation and that of my entire management team.  Bill brings to our Board extensive experience drawn from both a distinguished career in public service and as a successful financial and business executive.  We look forward to drawing on his judgment and expertise as we continue to move our business forward.”

Ralph B. Levy, non-Executive Chairman of RenaissanceRe added, “Our entire Board and management are deeply appreciative of the central role Jim has played in RenaissanceRe’s development and success over more than half of our Company’s history, including during his critical service as our first non-Executive Chair.  We are pleased to welcome Bill, whose knowledge of and success in both the public and private sector will bring fresh perspective to the Board’s oversight of this fine organization at a time of accelerating industry change.”

Mr. Hagerty began his term as Tennessee Commissioner of Economic and Community Development in January 2011.  In addition to his leadership of Hagerty Peterson, from 1996 to January 2011, he also served as the Vice Chairman of National Electronics Warranty Corporation (now NEW Asurion Corporation), an administrator of warranty programs based in Sterling, Virginia.  Prior to the time Hagerty Petersen was founded, Mr. Hagerty was affiliated with Trident Capital, L.P., a private equity investment firm based in Chicago, Illinois.  From 1991 to 1993, Mr. Hagerty served as a member of the White House Staff, including in the position of Chief Economist for the President's Council on Competitiveness.

He began his career with the Boston Consulting Group, ultimately serving as the senior expatriate in its Tokyo office with responsibility for the firm's international activities in Japan.

Mr. Hagerty has also served on a number of public and private boards of directors, including Sound Advice Inc. (NASDAQ: SUND) from February 1998 through its acquisition in June 2001; Houghton Mifflin Harcourt Inc. (NASDAQ: HMHC) from May 2010 until through June 2012; and since December 2010 with R.J. O’Brien Inc., an independent futures brokerage and clearing firm (privately held).

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

Source: RenaissanceRe Holdings Ltd.

Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director of Investor Relations

Media Contact:
Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800
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